Exhibit 99.1

Genworth Reports Third Quarter Results and Adds $250 Million to Existing Share

Repurchase Program

Richmond, VA (October 26, 2006) – Genworth Financial, Inc. (NYSE: GNW) today reported net income of $304 million, or $0.65 per diluted share, for third quarter compared with $307 million, or $0.64 per diluted share, in the prior year. Net operating income1 for the third quarter was $307 million, or $0.66 per diluted share, compared with $311 million, or $0.65 per diluted share, in the prior year.

Net operating income for the third quarter of 2006 included $8 million, or $0.02 per diluted share, related to bond calls, commercial mortgage loan prepayments and limited partnership earnings compared with $24 million, or $0.05 per diluted share, in the prior year.

Genworth also announced that its Board of Directors increased the company’s share repurchase authority by $250 million, for a program total of $1.0 billion. During the quarter, Genworth repurchased $122 million of stock, bringing the total value of shares repurchased in 2006 through September to $675 million of the total $1.0 billion available authority.

“Genworth delivered sound sales growth and demonstrated strong progress redeploying capital,” said Michael D. Fraizer, chairman and chief executive officer. “Our balanced set of businesses keeps us on track to deliver net operating income of $2.75 - $2.85 per diluted share for the total year.”

[1]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (“Non-GAAP”). See the Use of Non-GAAP Measures section for additional information.

Third Quarter Highlights

Business Growth

•	Total universal life sales increased 74 percent, from a 29 percent rise in annualized first year deposits and a two-fold increase in excess deposits.

•	Individual long term care (LTC) sales through independent distribution channels grew 50 percent.

•	Single premium immediate annuity sales increased 32 percent from strong growth across distribution channels.

•	Fee-based assets under management (AUM) grew over 50 percent from strong sales growth in managed accounts and income distribution series[2]. Sales growth reflects expanded distribution relationships and additional investments in wholesalers and support.

•	On October 20, Genworth completed the acquisition of AssetMark Investment Services, Inc., a leading provider of open architecture asset management solutions to independent financial advisors, with $9 billion in AUM. This brings Genworth’s independent advisor related AUM to $16 billion on a combined basis.

•	U.S. mortgage insurance had sequential and year-over-year growth in primary insurance in-force, to $104 billion. In our flow business, persistency improved to 74 percent and NIW increased 5 percent sequentially resulting in a second consecutive quarter of insurance in force growth.

•	International mortgage primary insurance in force grew 36 percent reflecting strong NIW growth and the acquisition of a run off block of business in Australia. The unearned premium reserve increased 25 percent to $2.3 billion versus the prior year period.

[2]	Income distribution series products are comprised of the company’s retirement income annuity product and variable annuity riders that provide similar income features. These products do not include single premium immediate annuities or fixed annuities, which also serve income distribution needs but are reported separately in the company’s financial supplement posted on the company’s website.

In the discussion of all international results, the percentage changes, including net operating income, sales, NIW or unearned premium reserves, exclude the impact of foreign exchange.

Capital Management & Redeployment

•	During the quarter, Genworth’s principal U.S. mortgage insurance subsidiary released $300 million of mortgage insurance contingency reserves, the majority of which was paid as a dividend to the holding company for redeployment.

•	In October, a new, wholly-owned subsidiary issued $315 million of non-recourse funding obligations to fund certain statutory reserves required for universal life business under what is commonly known as Regulation AXXX. The subsidiary has received regulatory approval to issue up to an aggregate of $475 million of non-recourse funding obligations. In addition, Genworth securitized an additional $300 million of XXX term life reserves during the quarter, bringing total term life statutory reserves securitized to nearly $2.5 billion.

•	Genworth increased its quarterly common stock dividend 20 percent to $0.09 a share, in line with its targeted 11 to 12 percent payout ratio.

Segment Results

Segment net operating income (loss) presented in the tables below excludes net investment gains (losses), net of taxes and other adjustments and includes $6 million benefit from foreign exchange. The discussion of segment net operating income (loss) below is on an after-tax basis.

Protection

Segment net operating income

(in millions)	Q3 06	Q3 05
Life	$79	$73
LTC	38	41
Payment Protection	26	23
Group	9	8

Total Protection	$152	$145

Sales

(in millions)	Q3 06	Q3 05
Life	$69	$57
LTC (including Medicare supplement)	51	41
Payment Protection	570	468
Group	41	37

Total Protection	$731	$603

Life insurance results increased 8 percent primarily from new business growth and continued favorable mortality. LTC income was $38 million, as growth of the in-force business was more than offset by declining investment yields as well as low terminations and higher claims on older policies. Payment protection results increased 13 percent to $26 million reflecting sales expansion, improved underwriting margins associated with a shift in business mix towards continental Europe, and lower taxes. Group net operating income increased 13 percent.

Total universal life sales were up $14 million to $33 million reflecting a 29 percent rise in annualized first year deposits and a two-fold increase in excess deposits. Term life sales declined 5 percent, as distribution expansion and focused customer service were more than offset by the effects of a highly competitive pricing environment and a slowing market. Individual LTC sales increased $6 million to $44 million, as strong growth in the independent distribution channels and increased sales ahead of a price increase on new product sales in

In the discussion of all international results, the percentage changes, including net operating income, sales, NIW or unearned premium reserves, exclude the impact of foreign exchange.

California more than offset lower sales in the career channel. During the quarter, actions were implemented to reposition the career sales force away from a centrally organized, leads-based business model to a more entrepreneurial, local sales model. Medicare supplement sales increased $4 million to $7 million, reflecting the company’s acquisition earlier this year of Continental Life. Payment protection sales grew 16 percent. Strong sales in growth markets and reciprocal reinsurance transactions in Canada were partially offset by lower U.K. sales. Group sales were up 11 percent to $41 million from enhanced product offerings and distribution penetration.

Retirement Income & Investments (RI&I)

Segment net operating income

(in millions)	Q3 06	Q3 05
Spread-Based Retail	$23	$39
Fee-Based	21	14
Spread-Based Institutional	9	6

Total RI&I	$53	$59

Sales

(in millions)	Q3 06	Q3 05
Spread-Based Retail	$647	$618
Fee-Based	1,043	673
Spread-Based Institutional	596	1,081

Total RI&I	$2,286	$2,372

Assets Under Management[3]	$41,979	$39,010

Spread-based retail results declined $16 million to $23 million compared to the prior year quarter, which included $9 million of bond calls and prepayments versus $2 million in the current quarter and also had $3 million of favorable tax adjustments. Results in the current quarter benefited from wider spreads that were more than offset by net outflows in fixed annuities and $4 million higher amortization of deferred acquisition costs (DAC) mainly related to increased lapse rates on older, low-return fixed annuity blocks. Fee-based net operating income

[3]	Assets under management represent account values as of period end, net of reinsurance, and managed third party assets.

increased 50 percent to $21 million from growth in assets under management and lower taxes. Spread-based institutional net operating income was up 50 percent primarily from widening spreads driven by the shift out of older, lower return GIC contracts to new funding agreements backing notes.

Fee-based sales grew 55 percent, driven by Lifetime Income Plus, a guaranteed minimum withdrawal benefit for life product that is part of the income distribution series. Fee-based third-party managed asset sales were up 40 percent, reflecting wholesaler and producer expansion. In spread-based retail, sales of single premium immediate annuities were $250 million, up 32 percent over the prior year. Fixed annuity sales declined 5 percent, reflecting an unfavorable yield curve environment that makes alternative products more attractive. Spread-based institutional sales of $596 million in the quarter included $450 million of funding agreements backing notes.

Mortgage Insurance

Segment net operating income

(in millions)	Q3 06	Q3 05
International	$81	$68
United States	53	58

Total Mortgage Insurance	$134	$126

Sales

(in billions)	Q3 06	Q3 05
International	$28.7	$21.0
United States	8.2	7.2

Total Mortgage Insurance	$36.9	$28.2

International mortgage insurance income grew 12 percent reflecting strength across leading positions in Canada, Australia and Europe. Income in the prior year included $6 million of favorable items in Australia that did not recur. In Canada, income was up 29 percent from solid

In the discussion of all international results, the percentage changes, including net operating income, sales, NIW or unearned premium reserves, exclude the impact of foreign exchange.

revenue growth. In Australia, net operating income excluding the unusual items in the prior year, increased 18 percent from double-digit revenue growth and a lower effective tax rate partially offset by higher losses associated with portfolio seasoning and an increase in losses from a limited number of distribution relationships. Europe and Rest of World contributed $1 million of net operating income versus $2 million in the prior year, primarily from growth across Europe that was more than offset by higher investments in new market platforms and non-recurring employee benefit related expenses.

International NIW increased 31 percent to $28.7 billion primarily from account penetration in Canada and Europe, higher bulk volume in Canada and modest Australia flow business growth. In Canada, NIW increased 66 percent from customer penetration and growth in mortgage originations and included $2.7 billion of bulk NIW. In Europe and Rest of World, NIW increased 79 percent to $5.4 billion from continued account activation and penetration.

U.S. mortgage insurance income decreased $5 million compared to the prior year quarter, which included a net of $5 million of favorable items that did not recur. U.S. flow persistency was 74 percent in the quarter compared to 59 percent in the prior year as higher interest rates and lower home price appreciation slowed refinancing activity. Current quarter results reflect revenue growth and lower expenses. This was offset by a modest increase in paid claims and an increase in reserves from the seasonal increase in delinquencies.

U.S. mortgage insurance NIW increased to $8.2 billion, reflecting participation in select prime bulk transactions. Flow NIW was flat compared to the prior period as increased account penetration in distribution channels offset a smaller market size. Sales of HomeOpeners®, a product designed to compete with simultaneous second mortgages, reached $1.2 billion, or 17 percent of flow production.

In the discussion of all international results, the percentage changes, including net operating income, sales, NIW or unearned premium reserves, exclude the impact of foreign exchange.

Corporate and Other

(in millions)	Q3 06	Q3 05
Segment net operating loss	($32)	($19)

The Corporate and Other segment net operating loss was $32 million in the current quarter, $13 million higher than the prior year, primarily from lower investment income on surplus and lower partnership distributions.

Stockholders’ Equity

Stockholders’ equity as of September 30, 2006 was $13.3 billion, or $29.44 per share compared with $13.3 billion, or $28.31 per share, as of September 30, 2005. Stockholders’ equity, excluding accumulated other comprehensive income, as of September 30, 2006 was $12.1 billion, or $26.86 per share, compared with $11.6 billion, or $24.67 per share as of September 30, 2005.

Share Repurchase

During the quarter, Genworth repurchased 3.6 million shares at a weighted average price of $34.43 per share. Genworth has the remaining authority to repurchase an additional $325 million by June 2007.

The timing of share repurchases under the company’s stock repurchase program will depend on a variety of factors, including market conditions, and may be suspended or discontinued at any time. Common stock acquired through the repurchase program will be held as treasury shares and may be used for general corporate purposes, including reissuances in connection with acquisitions, employee stock option exercises or other employee stock plans.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 24 countries. For more information, visit www.genworth.com.

Conference Call and Financial Supplement Information

This press release and the financial supplement are now posted on the Company’s website. Investors are encouraged to review all of these materials.

A conference call will be held on October 27 at 9 a.m. (EDT) to discuss the quarter’s results and outlook. Genworth’s conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s October 27 conference call is 1-866-875-7108 or 1-706-634-9180 (outside the U.S.); the pass code is “Genworth.” To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast, and download and install any necessary software.

The webcast will be archived on the company’s website. A replay of the call will be available at 1-800-642-1687 or 1-706-645-9291 (outside the U.S.); pass code 8429033. A downloadable podcast/MP3 file will be available within 24 hours of the earnings call. The webcast replay and file download will be available through November 3, 2006.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income.” The company defines net operating income as net income excluding after-tax net investment gains (losses), which can fluctuate significantly from period to period, changes in accounting principles and infrequent or unusual non-operating items. There were no infrequent or unusual non-operating items excluded from net operating income for the periods presented in this press release.

Management believes that analysis of net operating income enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating income should not be viewed as a substitute for GAAP net income. In addition, the company’s definition of net operating income may differ from the definitions used by other companies. The table at the end of this press release includes a reconciliation of net income to net operating income.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating income, the company is unable to reconcile its outlook for net operating income to net income presented in accordance with GAAP.

During 2006, the company began allocating net investment gains (losses) to the segments in determining segment net income. The company excludes net investment gains (losses), net of taxes and other adjustments, from segment net operating income for each of the segments. Other adjustments represent amortization of deferred acquisition costs and other intangible assets associated with the net investment gains (losses). During 2005, all net investment gains (losses) were recorded in the Corporate and Other segment. For a reconciliation of segment net income to segment net operating income, see the company’s third quarter 2006 financial supplement on the company’s website at www.genworth.com or in the company’s Current Report on Form 8-K furnished on October 26, 2006.

From time to time, the company also references the non-GAAP financial measure entitled “operating return on equity” or “operating ROE.” The company defines operating ROE as net operating income divided by average stockholders’ equity, excluding accumulated other comprehensive income (AOCI) in average stockholders’ equity. Management believes that analysis of operating ROE enhances understanding of the efficiency with which the company deploys its capital. However, operating ROE as defined by the company should not be viewed as a substitute for GAAP net income divided by average stockholders’ equity. Due to the unpredictable nature of net income and average stockholders’ equity excluding AOCI, the company is unable to reconcile its outlook for operating ROE to GAAP net income divided by average stockholders’ equity.

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long-term care insurance, Medicare supplement insurance and group life and health insurance; (2) new and additional premiums/deposits for universal life insurance, spread-based and variable products; (3) new deposits for managed assets; (4) written premiums, deposits and premium equivalents for third-party administered business gross of ceded reinsurance and cancellations for payment protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums net of cancellations for our Mexican-domiciled operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•	Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquidity of investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, availability and adequacy of reinsurance, defaults by counterparties, foreign exchange rate fluctuations, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, political or economic instability, the failure or any compromise of the security of the company’s computer systems and the occurrence of natural or man-made disasters or a pandemic disease;

•	Risks relating to the company’s Protection and Retirement Income and Investments segments, including unexpected changes in morbidity, mortality and unemployment rates, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, reputational risks if the company were to raise premiums on in-force long-term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, the failure of demand for long-term care insurance to increase as the company expects and changes in tax and securities laws;

•	Risks relating to the company’s Mortgage Insurance segment, including the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, increased regulatory scrutiny of Fannie Mae and Freddie Mac resulting in possible regulatory changes, decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of simultaneous second mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions, insufficiency of premium rates to compensate the company for risks associated with mortgage loans bearing high loan-to-value ratios, increases in the use of captive reinsurance or other risk sharing structures in the mortgage insurance market, changes in the demand for mortgage insurance that could arise as a result of efforts of large mortgage investors, legal or regulatory actions or investigations under applicable laws and regulations, including the Real Estate Settlement Practices Act and the Federal Fair Credit Reporting Act, competition with government-owned and government-sponsored entities, potential liabilities in connection with contract underwriting services and growth in the global mortgage insurance market that is lower than the company expects; and

•	Risks relating to the company’s separation from GE, including the possibility that the company will not be able to replace certain services previously provided by GE on terms that are at least as favorable, the possibility that in certain circumstances the company will be obligated to make payments to GE under our tax matters agreement even if the company’s corresponding tax savings either are delayed or never materialize, the possibility that in the event of a change in control of our company the company would have insufficient funds to meet accelerated obligations under the tax matters agreement, the possibility that certain service agreements with GE are not extended on favorable terms, and the significance of the company’s distribution relationship with GE in the payment protection insurance business.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Contact Information:

Investors:	Alicia Charity, 804 662.2248
Alicia.Charity@genworth.com

Media:	Phil Moeller, 804 662.2534
Philip.Moeller@genworth.com

Net Income and Net Operating Income

(amounts in millions, except per share data)

	Three months ended September 30,
	2006	2005
REVENUES:
Premiums	$1,680	$1,547
Net investment income	944	902
Net investment gains (losses)	(6)	(7)
Policy fees and other income	186	186

Total revenues	2,804	2,628

BENEFITS AND EXPENSES:
Benefits and other changes in policy reserves	1,183	1,026
Interest credited	383	364
Acquisition and operating expenses, net of deferrals	533	506
Amortization of deferred acquisition costs and intangibles	170	217
Interest expense	87	72

Total benefits and expenses	2,356	2,185

INCOME BEFORE INCOME TAXES	448	443
Provision for income taxes	144	136
Effective tax rate	32.1%	30.7%

NET INCOME	304	307

ADJUSTMENT TO NET INCOME:
Net investment (gains) losses, net of taxes and other adjustments	3	4

NET OPERATING INCOME	$307	$311

Effective tax rate (operating income)	32.1%	30.9%

Net earnings per common share:
Basic	$0.67	$0.65

Diluted	$0.65	$0.64

Net operating earnings per common share:
Basic	$0.68	$0.66

Diluted	$0.66	$0.65

Weighted-average common shares outstanding:
Basic	453.8	470.7

Diluted	467.2	481.1

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